SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: December 29, 2000
(Date of earliest event reported)

INKTOMI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-24339 (Commission File Number)	94-3238130 (IRS Employer Identification No.)

4100 East Third Avenue
Foster City, California 94404
(Address of principal executive offices of Registrant)

(650) 653-2800
(Registrant’s telephone number, including area code)

Item 2.      Acquisition or Disposition of Assets

             On December 29, 2000, the Registrant, Inktomi Corporation (“Inktomi”), consummated its acquisition of certain assets of Adero, Inc., a Delaware corporation (“Adero”). The transaction was closed pursuant to an Asset Purchase Agreement dated as of December 21, 2000 by and between Inktomi and Adero. Under the agreement, Inktomi acquired various business assets of Adero, consisting primarily of computer servers; commercial software; networking equipment; desktops, equipment and furnishings; sales and promotional literature; customer and supplier lists; advertising materials; marketing plans and surveys; management training literature and technical product and user training manuals; technical development notes; drawings and other development and system operation documentation. In addition, Inktomi acquired and licensed other intellectual property and technologies from Adero, consisting primarily of a patent application and internally developed software, know-how, protocols, processes, specifications, algorithms, project plans and documentation. Inktomi also assumed various customer agreements, vendor agreements, support agreements and purchase orders. All of the acquired assets, technologies and agreements generally relate to the business of providing trusted third party clearinghouse, log information, traffic reporting and billing services, related to content distribution, to an alliance of network operators, including Internet service providers, network service providers, access providers, hosting entities and other similar organizations. In exchange for the assets, technologies and agreements, Inktomi paid $22.5 million in cash at closing (and will pay an additional $1.0 million in cash upon receipt of certain third party consents to assignment) and assumed various operational liabilities. The cash consideration was funded from working capital.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

The required financial statements shall be filed by amendment not later than 60 days after this initial report must be filed.

(b)	Pro Forma Financial Information.

The required financial statements shall be filed by amendment not later than 60 days after this initial report must be filed.

(c)	Exhibits.

Exhibit Number	Description

2.1	Asset Purchase Arrangement dated as of December 21, 2000 by and between Inktomi Corporation and Adero, Inc. (Pursuant to Item 601(b)(2) of Regulation SK, the exhibits to the Acquisition Agreement have been omitted. The Registrant agrees to furnish such exhibits supplementally upon the request of the Commission.)

99.1	Press release of Inktomi Corporation dated January 5, 2001.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INKTOMI CORPORATION
Dated: January 12, 2001	By:	/s/ JERRY M. KENNELLY

Jerry M. Kennelly Executive Vice President and Chief Financial Officer